Exhibit 5.1

120 South Central Avenue Suite 1500 St. Louis, Missouri 63105 (314) 725-9100 Fax (314) 725-5754	David L. Jones Voice Mail Ext. 159 E-Mail: djones@hnjlaw.com

●, 2011
Peak Resorts, Inc.
17409 Hidden Valley Drive
Wildwood, Missouri 63025

Re:	Registration Statement on Form S-1
Dear Sirs:
     This opinion is furnished to you in connection with the Registration Statement on Form S-1 (Registration No. 333-173567), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to ● (●) shares of common stock, par value $.01 per share (the “Shares”), of Peak Resorts, Inc., a Missouri corporation (the “Company”). We understand that the Shares are to be sold to the underwriter for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Registration Statement, to be entered into by and between the Company and the underwriter (the “Underwriting Agreement”).
     We have examined and relied upon the Company’s Amended and Restated Articles of Incorporation and Amended and Restated By-laws and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed relevant for the purposes of this opinion.
     In our examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.
     Based on and subject to the foregoing, we are of the opinion that, upon payment and delivery in accordance with the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.
A Full Service Law Firm with Attorneys Licensed in Missouri, California, and Illinois.

Helfrey, Neiers & Jones P.C.
Peak Resorts, Inc.
●, 2011

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference to our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement.
     We express no opinion herein as to the laws of any state or jurisdiction other than The General and Business Corporation Law of Missouri, including applicable statutory provisions, rules and regulations underlying such provisions, and judicial and regulatory determinations regarding such laws.
     This opinion is limited to the specific issued addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

Very truly yours,

HELFREY, NEIERS & JONES, P.C.